Exhibit 99.1

U.S. AUTO PARTS NETWORK, INC. APPOINTS TWO NEW INDEPENDENT DIRECTORS TO BOARD

CARSON, California, November 20, 2013— U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), one of the largest online providers of automotive aftermarket parts and accessories, today announced the election of Barbara Palmer and Bradley E. Wilson to the company’s Board of Directors. The appointment of Ms. Palmer and Mr. Wilson brings the company’s total number of directors to eight and the total number of independent directors to five, resulting in the company regaining compliance with the independent director requirements of the listing standards of The NASDAQ Stock Market.

Ms. Palmer currently serves as President of The Search Agency, Inc., the largest independent search marketing agency in the country. Before joining The Search Agency, Ms. Palmer served as a partner in 2 Degrees Ventures, a branded entertainment agency and as the Senior Vice President Marketing Operations for Ameriquest Mortgage Company. She has also served as Senior Vice President Marketing Operations at United Online, Inc., parent company to internet brands NetZero and Juno. Ms. Palmer holds a B.S. degree from Ithaca College.

Mr. Wilson currently serves as the Chief Marketing Officer for Travelocity, Inc., where he is responsible for brand strategy, marketing efficiency, and customer lifecycle management. Before joining Travelocity, Mr. Wilson served as Senior Vice President of Marketing and Brand Management for Nutrisystem. Mr. Wilson also served in marketing and customer acquisition for both Match.com and Blockbuster Online. Mr. Wilson holds a B.S. degree from the University of Texas and an M.B.A. from the Cox School of Business at Southern Methodist University.

Shane Evangelist, Chief Executive Officer of U.S. Auto Parts, stated “This is an exciting time for U.S. Auto Parts as the additions of both Barbara and Brad to our board add tremendous marketing experience that we can draw upon to improve our customer acquisition and retention marketing efforts while building long-term sustainable brands and customer relationships”.

About U.S. Auto Parts Network, Inc.

Established in 1995, U.S. Auto Parts is a leading online provider of automotive aftermarket parts, including body parts, engine parts, performance parts and accessories. Through the company’s network of websites, U.S. Auto Parts provides individual consumers with a broad selection of competitively priced products that are mapped by a proprietary product database to product applications based on vehicle makes, models and years. U.S. Auto Parts’ flagship websites are located at www.autopartswarehouse.com, www.jcwhitney.com, and www.AutoMD.com and the company’s corporate website is located at www.usautoparts.net .

U.S. Auto Parts is headquartered in Carson, California.

Safe Harbor Statement

This press release contains statements which are based on management’s current expectations, estimates and projections about the company’s business and its industry, as well as certain assumptions made by the company. These statements are forward looking statements for the purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities Act of 1933, as amended. Words such as “anticipates,” “could,” “expects,” “intends,” “plans,” “potential,” “believes,” “predicts,” “projects,” “seeks,” “estimates,” “may,” “will,” “would,” “will likely continue” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, the company’s expectations regarding its ability to improve customer acquisition and retention marketing efforts and build long-term sustainable brands and customer relationships. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the company’s ability to integrate and achieve efficiencies of acquisitions; any economic downturn that could adversely impact retail sales; marketplace illiquidity; demand for the company’s products; increases in commodity and component pricing that would increase the company’s per unit cost and reduce margins; the competitive and volatile environment in the company’s industry; the company’s ability to expand and price its product offerings, control costs and expenses, and provide superior customer service; the mix of products sold by the company; the effect and timing of technological changes and the company’s ability to integrate such changes and maintain, update and expand its infrastructure and improve its unified product catalog; the company’s ability to improve customer satisfaction and retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement the company’s business plans both domestically and internationally; the company’s cash needs, including requirements to amortize debt; regulatory restrictions that could limit the products sold in a particular market or the cost to produce, store or ship the company’s products; any changes in the search algorithms by leading Internet search companies; the company’s need to assess impairment of intangible assets and goodwill; the company’s ability to comply with Section 404 of the Sarbanes-Oxley Act and maintain an adequate system of internal controls; and any other factors discussed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors contained in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.usautoparts.net and the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

Investor Contact:

David Robson, Chief Financial Officer

U.S. Auto Parts Network, Inc.

drobson@usautoparts.com

(310) 735-0085